Exhibit (a)(1)(iv)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

VERAMARK TECHNOLOGIES, INC.

at

$1.18 NET PER SHARE

Pursuant to the Offer to Purchase dated June 17, 2013

by

TEM HOLDINGS, INC.,

a wholly owned subsidiary of

HUBSPOKE HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JULY 15, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

June 17, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by TEM Holdings, Inc., a Delaware corporation (“TEM Holdings”) and a wholly owned subsidiary of Hubspoke Holdings, Inc., a Delaware corporation (“Hubspoke”), to act as depository in connection with TEM Holdings’ offer to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Veramark Technologies, Inc., a Delaware corporation (“Veramark”), at a purchase price of $1.18 per Share, net to the seller in cash (the “Offer Price”), in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 17, 2013 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF VERAMARK UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Monday, July 15, 2013, unless the Offer is extended.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 11, 2013 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Hubspoke, TEM Holdings and Veramark, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth therein, TEM Holdings will merge with and into Veramark (the “Merger”), with Veramark continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Hubspoke. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares then owned by Hubspoke, TEM Holdings or Veramark (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries, which will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor and other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger) will be converted into the right to receive the Offer Price, in each case, subject to adjustment for stock splits, stock dividends and similar events, without interest, less any applicable withholding taxes.

After due deliberation and consideration and upon consultation with its financial advisor and the unanimous recommendation of a special committee, comprised solely of independent directors who are not employees of Veramark and who have no financial interest in the Offer or the Merger that is different from that of the stockholders unaffiliated with Veramark, the board of directors of Veramark (the “Veramark Board”) has unanimously adopted resolutions: (i) determining that the Merger Agreement was superior to the transaction contemplated by that agreement and plan of merger, dated as of April 30, 2013 by and among Varsity Acquisition, LLC, a Delaware limited liability company (“Varsity”), All Big Ten Holdings, Inc., a Delaware corporation (“ABTH”) and a wholly-owned subsidiary of Varsity, and Veramark (the Varsity Merger Agreement”) and, therefore, that the Varsity Merger Agreement should be terminated and that the $500,000 termination fee should be paid to Varsity at the required time; (ii) approving, and ratifying the special committee’s approval of, the termination of the Varsity Merger Agreement, (iii) approving, and ratifying the special committee’s approval of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (iv) determining that the terms of the Offer, the Merger and other transactions are advisable, substantively and procedurally fair to and in the best interest of the holders of Shares; (v) recommending that the holders of Shares accept the Offer and tender their Shares to TEM Holdings pursuant to the Offer; and(vi) recommending that the holders of Shares adopt the Merger Agreement if required by applicable law.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Except as set forth in the Offer to Purchase, TEM Holdings will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. TEM Holdings will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. TEM Holdings will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, AST Phoenix Advisors Partners (the “Information Agent”) or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

American Stock Transfer & Trust Company, LLC

Nothing contained herein or in the enclosed documents shall render you the agent of TEM Holdings, Veramark, American Stock Transfer & Trust Company, LLC, the Dealer-Manager, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.